Exhibit 99.1
Superior Industries Reports
Financial Results for the Second Quarter 2007
Gross Profit Increased 48%
Earnings Per Diluted Share Increased to $0.11
          VAN NUYS, CALIFORNIA — August 9, 2007 — Superior Industries International, Inc. (NYSE:SUP) today announced financial results for the second quarter of 2007, highlighted by solid increases in unit wheel shipments, net sales, gross margin and pre-tax income from continuing operations compared to the second quarter of 2006.
     “The benefits of our hard work during the past several years to improve productivity, reduce costs, and position Superior for success as a truly global company are becoming increasingly evident in our financial performance,” said Chairman, President and CEO Steven Borick.
Second Quarter Results
     For the three months ended June 30, 2007, net sales increased 16.1% to $255,217,000 compared to $219,880,000 for the second quarter of 2006, driven by a 3.7% increase in unit wheel shipments, a higher percentage of large-diameter wheels in the sales mix than in the prior year, and higher pass-through aluminum costs in selling prices.
     Gross profit increased 48.0% to $13,578,000, or 5.3% of net sales, for this year’s second quarter compared to $9,176,000, or 4.2% of net sales, for the second quarter of 2006.
     “The many new aluminum wheel programs we have won in recent months have increased production volume in our plants and helped us improve manufacturing productivity. The steady ramp in production volume at our new facility in Chihuahua, Mexico, the most advanced large-diameter wheel casting plant in the world, also contributed to the increase in gross margin, as did the progress we made during the quarter toward resolving certain production issues at our Midwest plants. We remain on track at our new Chihuahua plant to achieve our production goals set for the balance of 2007,” Borick said.
     SG&A expenses for the second quarter of 2007 increased to $9,037,000, or 3.5% of net sales, from $7,455,000, or 3.4% of net sales, in the same period a year ago. The principal increases were in stock-based compensation expense, professional fees related to legal and audit matters, and bonus accruals, which are based on a percentage of income.
     Income before income taxes and equity earnings from joint ventures more than doubled to $5,121,000 for this year’s second quarter from $2,254,000 for the same period a year ago. After an adjustment to eliminate intercompany profits in inventory, our equity in earnings of joint ventures was $731,000 for the second quarter of 2007 compared to $1,129,000 a year earlier.
     The income tax provision on income from continuing operations in the second quarter of 2007 reflects an estimated effective tax rate of 41.3%, or $2,117,000, plus a required net adjustment to tax reserves totaling an additional $700,000. This resulted in an overall tax rate for the current quarter of 55.0% compared to 51.2% in 2006.
     Net income from continuing operations for the second quarter of 2007 was $3,035,000, or $0.11 per diluted share. This compares to net income from continuing operations for the second quarter of 2006 of $2,228,000, or $0.08 per diluted share. Also included in the second quarter of 2006 was a net loss from our discontinued suspension components business of $121,000, resulting in net income of $2,107,000, or $0.08 per diluted share, a year ago.
     At June 30, 2007, working capital was approximately $242,900,000 including cash and cash equivalents of approximately $84,200,000. A year ago, working capital was $247,700,000 including cash and cash equivalents of $88,500,000. Superior has no debt.
Six Months Results
     For the six months ended June 30, 2006, net sales increased 24.0% to $500,092,000 from $403,405,000 for the first six months of 2006. Unit wheel shipments increased 9.5%. SG&A expenses for this year’s first half increased to $15,952,000 from $12,850,000 for the first half of 2006. The company’s equity in earnings of joint ventures was $1,549,000 for the first six months of 2007 compared to $1,622,000 for the same period of 2006. Net income from continuing operations for the first six months of 2007 was $4,889,000, or $0.18 per diluted share, compared to $3,664,000, or $0.14 per diluted share, for the same period in 2006. The 2006 first half also included a net loss from the discontinued suspension components business of $447,000, or $0.02 per diluted share, resulting in net income for the 2006 period of $3,217,000, or $0.12 per diluted share.
Conference Call
     Superior will host a conference call beginning at 10:00 a.m. PDT (1:00 p.m. EDT) today that will be broadcast on the company’s website, www.supind.com. Investors, analysts, stockholders, news media and the general public are invited to listen to the web cast. The web cast replay will be available at this same Internet address approximately one hour after the conclusion of the conference call.
     In addition to reviewing the company’s second quarter 2007 results, during the conference call the company plans to discuss other financial and operating matters. Additionally, the answers to questions posed to management during the call might disclose additional material information.
About Superior Industries
     Superior supplies aluminum wheels to Ford, General Motors, DaimlerChrysler, Audi, BMW, Fiat, Isuzu, Jaguar, Land Rover, Mazda, Mitsubishi, Nissan, Seat, Skoda, Subaru, Suzuki, Toyota and Volkswagen. For more information, visit www.supind.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
(tables attached)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30

	2007	2006	2007	2006

Net Sales	$255,217	$219,880	$500,092	$403,405
Costs and Expenses
Cost of Sales	241,639	210,704	484,369	390,006
Selling and Administrative Expenses	9,037	7,455	15,952	12,850

Income (Loss) From Operations	4,541	1,721	(229)	549

Interest Income, net	1,066	1,332	1,888	2,820
Other Income (Expense), Net	(486)	(799)	1,888	(790)

Income From Continuing Operations
Before Income Taxes and Equity Earnings	5,121	2,254	3,547	2,579

Income Tax Provision	(2,817)	(1,155)	(207)	(537)
Equity in Earnings of Joint Ventures	731	1,129	1,549	1,622

Net Income from Continuing Operations	$3,035	$2,228	$4,889	$3,664
Discontinued Operations, Net of Taxes	—	(121)	—	(447)

Net Income	$3,035	$2,107	$4,889	$3,217

Earnings (Loss) Per Share — Basic:
Net Income from Continuing Operations	$0.11	$0.08	$0.18	$0.14
Discontinued Operations	—	—	—	(0.02)

Net Income	$0.11	$0.08	$0.18	$0.12

Earnings (Loss) Per Share — Diluted:
Net Income from Continuing Operations	$0.11	$0.08	$0.18	$0.14
Discontinued Operations	—	—	—	(0.02)

Net Income	$0.11	$0.08	$0.18	$0.12

Weighted Average and Equivalent Shares
Outstanding for Earnings (Loss) Per Share:
Basic	26,611,000	26,610,000	26,611,000	26,610,000
Diluted	26,667,000	26,610,000	26,638,000	26,610,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	As of June 30
	2007	2006

Current Assets	$385,044	$372,142
Property, Plant and Equipment, net	320,058	301,214
Investments and Other Assets	63,896	60,508

	$768,998	$733,864

Current Liabilities	$142,109	$124,474
Long-Term Liabilities	82,380	41,952
Shareholders’ Equity	544,509	567,438

	$768,998	$733,864